Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-100235) pertaining to the 2002 Stock Incentive Plan and 401(k) Plan of Cimarex Energy Co. of our report dated May 8, 2002 (except as to the first paragraph of Note 1, as to which the date is September 30, 2002), with respect to the consolidated financial statements of Cimarex Energy Co. for the year ended September 30, 2001, included in the Annual Report (Form 10-K) for the year ended December 31, 2003.

Ernst & Young LLP

Tulsa, Oklahoma

March 8, 2004